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                                  F O R M    3

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Jacobs                              Joseph                                  M.
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(Last)                              (First)                             (Middle)

                               411 W. Putnam Avenue
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                                    (Street)

                               Greenwich, CT 06830
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(City)                               (State)                               (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

                                December 2, 1997
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol

                         Frontier Airlines, Inc. (FRNT)
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5. Relationship of Reporting Person to Issuer (check all applicable)

[   ] Director*
[ X ] 10% Owner
[   ] Officer (give title below)
[   ] Other (specify below)

______________________________


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6. If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group filing (Check Appropriate Line)

[X] Form filed by One Reporting Person
[ ] Form filed by More Than One Reporting Person
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

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                                       TABLE I -- NON-DERIVATIVE SECURITIES BENFICIALLY OWNED
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1. Title of Security (Instr. 4)                        2. Amount of Securities      3. Ownership From:      4. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or           Beneficial
                                                          (Instr. 4)                   Indirect (I)            Ownership
                                                                                       (Instr 5.)              (Instr. 5)
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

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
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
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             TABLE II -- DERIVATIVE SECURITIES BENFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date             3. Title and                 4. Conversion  5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable         Amount of                    Or Exercise    Form of          Indirect
                                     and                 Securities                   Price of       Derivative       Beneficial
                                     Expiration          Underlying                   Derivative     Security:        Ownership
                                     Date (Month/        Derivative                   Security       Direct           (Instr. 5)
                                     Day/Year)           Security                                    (D) or
                                                         (Instr. 4)                                  Indirect (I)
                                                                                                     (Instr. 5)
                                  -----------------   -----------------             ------------- ---------------   ------------
                                  Date      Expira-                      Amount or
                                  Exer-     tion                         Number
                                  cisable   Date      Title              of Shares
                                  -------   -------   -----              ---------
Common Stock Purchase Warrants    12/02/97  12/15/01  Common Stock, no     500,000     $3.00           I          By Imprimis
                                                      par value                                                   Investors, LLC (1)
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Common Stock Purchase Warrants    12/17/97  12/15/01  Common Stock, no   1,000,000     $3.00           I          By Imprimis
                                                      par value                                                   Investors, LLC (1)
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Common Stock Purchase Warrants    12/02/97  12/15/01  Common Stock, no     500,000     $3.00           I          By Wexford
                                                      par value                                                   Spectrum
                                                                                                                  Investors LLC (1)
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Common Stock Purchase Warrants    12/17/97  12/15/01  Common Stock, no   1,000,000     $3.00           I          By Wexford
                                                      par value                                                   Spectrum
                                                                                                                  Investors LLC (1)
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Explanation of Responses:

(1) Mr. Jacobs is president  and a managing  member of Wexford  Managaement  LLC
(Wexford Management") which is the manager of (i) Imprimis Investors LLC, which owns 1,500,000 shares of the issuer's common stock purchase warrants, and (ii)
Wexford Spectrum Investors LLC, which owns 1,500,000 shares of the issuer's common stock purchase warrants. The reporting person disclaims beneficial ownership of the securities reported hereby, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.



                         /s/ Joseph M. Jacobs                    1/23/98
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                         Signature of Reporting Person           Date